Exhibit 99.1

CARNIVAL CORPORATION & PLC TOPS GUIDANCE ACHIEVING HIGHEST-EVER SECOND QUARTER OPERATING RESULTS AND EXCEEDING 2026 SEA CHANGE FINANCIAL TARGETS 18 MONTHS EARLY

MIAMI (June 24, 2025) - Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) announced financial results for the second quarter 2025 and provided an updated outlook for the full year and an outlook for the third quarter 2025.

•Exceeded 2026 SEA Change financial targets 18 months early, with adjusted return on invested capital (“ROIC”)1,2 and adjusted EBITDA per available lower berth day ("ALBD")1,2 reaching the highest levels in nearly two decades.
•Improved second quarter net income by nearly $475 million and adjusted net income1 more than tripled compared to 2024, outperforming March guidance by $185 million.
•Delivered record second quarter revenues of $6.3 billion with record net yields1 (in constant currency) significantly outperforming March guidance due to strength in both close-in demand and onboard revenues.
•Cumulative advanced booked position for 2026 is in line with 2025 record levels and at historical high prices (in constant currency).
•Achieved all-time high customer deposits of $8.5 billion.
•Extended and upsized its revolver capacity to $4.5 billion in June, a 50 percent increase.

According to Carnival Corporation & plc’s Chief Executive Officer Josh Weinstein, “Our amazing team delivered yet another phenomenal quarter, more than tripling adjusted net income driven by record net yields (in constant currency) and strong close-in demand. We also remain on track for a strong 4 percent net yield growth in the second half, consistent with what we forecasted back in December which was before the complex macroeconomic and geopolitical backdrop we have all experienced in the last few months. Combined, this has enabled us to raise full year guidance again.”

“On top of this, thanks to our consistent track record of significant outperformance, we have already exceeded our 2026 SEA Change financial targets a full 18 months early, increasing adjusted EBITDA per ALBD by 52 percent and more than doubling adjusted ROIC to over 12.5 percent in less than two years. We also met our third 2026 SEA Change commitment to cut carbon intensity by 20 percent from 2019 levels. That’s a win for the planet and our bottom line,” he said.

“Our strong results, booked position and outlook are a testament to the success of our ongoing strategy to deliver same-ship, high-margin revenue growth. We continue to set ourselves up well for 2026 and beyond, with so much more potential to take our margins, returns and results even higher over time.”

Second Quarter 2025 Results

•Net income was $565 million, or $0.42 diluted EPS, an improvement of nearly $475 million compared to 2024.
•Adjusted net income of $470 million, or $0.35 adjusted EPS1, outperformed March guidance by $185 million led by higher ticket prices, higher onboard spending and the timing of expenses between the quarters.
•Record operating income3 of $934 million.
•Record adjusted EBITDA1,3 of $1.5 billion exceeded 2024 by 26 percent.
•Operating margins and adjusted EBITDA margins1 increased over 500 and 300 basis points, respectively, compared to 2024 and significantly exceeded 2019 levels.
•Record revenues3 of $6.3 billion, up nearly $550 million compared to the prior year.
◦Gross margin yields were over 25 percent higher than 2024.
◦Record net yields3 (in constant currency) were 6.4 percent higher than 2024 and significantly outperformed March guidance by 200 basis points.
•Cruise costs per ALBD decreased 0.3 percent compared to 2024. Adjusted cruise costs excluding fuel per ALBD1 (in constant currency) increased 3.5 percent compared to 2024 primarily due to higher dry-dock days and was better than March guidance due to the timing of expenses between quarters.
•Fuel consumption per ALBD decreased 6.3 percent compared to the prior year and was better than March guidance by approximately 300 basis points due to the company’s efforts and investments to continuously improve the energy efficiency of its operations.
•Total customer deposits reached an all-time high of $8.5 billion.

1 See “Non-GAAP Financial Measures.”
2 Trailing 12-months.
3 Second quarter record.

Bookings

“Our guests continue to look to us as their preferred vacation choice given the amazing experiences our cruise lines provide. Even with the price increases we have achieved over the last few years, our tremendous value compared to land-based alternatives has supported our ability to continue demonstrating remarkable resilience amid heightened volatility. In fact, close-in demand and onboard spending levels were incredibly strong for second quarter sailings and our booking curve continues to be the furthest out on record,” Weinstein noted.

The company’s cumulative advanced booked position for the remainder of the year remains strong with occupancy the second-highest on record and pricing (in constant currency) at historical highs. While early, the company’s booked position for 2026 is in line with 2025 record levels (at the same time last year) and at historical high prices (in constant currency).

2025 Outlook

For the full year 2025, the company expects:

•Net yields (in constant currency) approximately 5.0 percent higher than strong 2024 levels, which were up 11 percent and 0.3 percentage points better than March guidance.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 3.6 percent compared to 2024, better than March guidance.
•Adjusted net income up over 40 percent compared to 2024 and better than March guidance by $200 million.
•Adjusted EBITDA of approximately $6.9 billion, up over 10 percent compared to 2024 and better than March guidance.

For the third quarter of 2025, the company expects:

•Net yields (in constant currency) up approximately 3.5 percent compared to strong 2024 levels, which were up almost 9 percent.
•Adjusted cruise costs excluding fuel per ALBD (in constant currency) up approximately 7.0 percent compared to the third quarter of 2024 primarily due to operating expenses for the opening of Celebration Key, higher investment in advertising expenses and the impacts of lower 2025 capacity and favorable one-time items in 2024.

See “Guidance” for additional information on the company’s 2025 outlook, “Non-GAAP Financial Measures” and “Reconciliation of Forecasted Data.”

Financing

“We continued rebuilding an investment grade balance sheet, working aggressively to reduce interest expense, simplify our capital structure and manage our future debt maturities — refinancing nearly $7 billion of debt already this year at favorable rates. Our success has been recognized with credit rating upgrades that now put us within one notch of achieving investment grade ratings with both S&P and Fitch,” commented Carnival Corporation & plc’s Chief Financial Officer David Bernstein. “We also recently extended and upsized our revolver capacity by 50 percent on more favorable terms, meaningfully enhancing our liquidity. This, coupled with our well managed near-term maturity towers, enables us to opportunistically accelerate our debt reduction efforts,” Bernstein added.

The company continued its efforts to proactively manage its debt profile. Since February 28, 2025, the company has:

•Prepaid $350 million of its $1.4 billion 7.625 percent senior unsecured notes due 2026 and refinanced the remainder with $1.0 billion 5.875 percent senior unsecured notes due 2031. These transactions will reduce net interest expense by over $20 million through its original scheduled maturity in 2026.
•Upsized its euro denominated floating rate loan by $112 million, extended its maturity from 2025 to 2029 and amended its margin at a favorable rate.
•Entered into a new $4.5 billion multi-currency revolving credit facility (“New Revolver”) in June, which contains an accordion feature allowing for additional commitments up to $1.0 billion. The New Revolver replaced the existing multi-currency revolving credit facility (“Revolving Facility”) and will mature in June 2030.

During the quarter, S&P upgraded the company’s credit rating to BB+ with a stable outlook and Fitch upgraded the company to BB+ with a positive outlook. The company believes this is a reflection of its improved leverage metrics and its strong momentum on its continuing journey to investment grade ratings.

The company ended the quarter with $27.3 billion of total debt. As of May 31, 2025, the company’s debt maturities for the remainder of 2025 and full year 2026 are $0.7 billion and $1.4 billion. The company achieved a 3.7x net debt to adjusted

EBITDA1 ratio as of May 31, 2025, an improvement from 4.1x as of February 28, 2025.

Other Recent Highlights

•Ordered two newbuilds for AIDA Cruises, scheduled to be delivered in fiscal years 2030 and 2032, introducing a new mid-size class ship and bringing its newbuild pipeline to eight ships through 2033 (learn more here).
•Carnival Cruise Line announced it will launch “Carnival Rewards,” a new loyalty program, in June 2026. The program will be a cruise-industry first by tying status, benefits and rewards to spending on cruise fares and onboard activities. It will also add new features, new ways to earn status and new reward categories (learn more here).
•Introduced the Paradise Collection by Carnival, which will include the following (learn more here):
◦Celebration Key, its new exclusive destination on Grand Bahama Island, opening in July 2025, which will feature five portals built for fun offering an abundance of features and amenities for guests.
◦RelaxAway, Half Moon Cay, its highly rated and award-winning exclusive destination in the Bahamas, which will be enhanced and expanded to feature a newly constructed pier in the summer of 2026.
◦Mahogany Bay, its port destination in Roatan, Honduras, will be renamed to Isla Tropicale in 2026 and expanded to include a pool with a swim up bar and cabanas, beach expansion and a private beach club.
◦More enhancements to come for its Caribbean destinations.
•Named one of America’s Best Employers for New Grads in 2025 by Forbes (learn more here).
•Sold Costa Fortuna and recorded a gain on the sale. The ship is expected to leave the fleet in September 2026.
1 See “Non-GAAP Financial Measures.”

Guidance

(See “Non-GAAP Financial Measures” and “Reconciliation of Forecasted Data”)

	3Q 2025		Full Year 2025
Year over year change	Current Dollars	Constant Currency	Current Dollars	Constant Currency
Net yields	Approx. 5.2%	Approx. 3.5%	Approx. 5.6%	Approx. 5.0%
Adjusted cruise costs excluding fuel per ALBD	Approx. 8.9%	Approx. 7.0%	Approx. 4.4%	Approx. 3.6%

	3Q 2025	Full Year 2025
ALBDs (in millions) (a)	24.6	96.5
Capacity growth compared to prior year	(2.4)%	1.0%

Fuel consumption in metric tons (in millions)	0.7	2.9
Fuel cost per metric ton consumed (excluding European Union Allowance (“EUA”))	$619	$624
Fuel expense (including EUA expense) (in billions)	$0.48	$1.88

Depreciation and amortization (in billions)	$0.72	$2.79
Interest expense, net of capitalized interest and interest income (in billions)	$0.33	$1.38

Adjusted EBITDA (in billions)	Approx. $2.87	Approx. $6.9
Adjusted net income (loss) (in millions)	Approx. $1,800	Approx. $2,690
Adjusted earnings per share - diluted (b)	Approx. $1.30	Approx. $1.97
Weighted-average shares outstanding - basic	1,313	1,312
Adjusted weighted-average shares outstanding - diluted (b)	1,402	1,401

(a)See “Notes to Statistical Information”
(b)Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million for the third quarter of 2025 and $71 million for full year 2025.

Currencies (USD to 1)	3Q 2025	Full Year 2025
AUD	$0.65	$0.64
CAD	$0.73	$0.73
EUR	$1.15	$1.11
GBP	$1.34	$1.31

Sensitivities (impact to adjusted net income (loss) in millions)	3Q 2025	Remainder of 2025
1% change in net yields	$60	$104
1% change in adjusted cruise costs excluding fuel per ALBD	$27	$55
10% change in fuel cost per metric ton (excluding EUA)	$44	$88
100 basis point change in variable rate debt (including derivatives)	—	$24
1% change in currency exchange rates	$10	$16

Capital Expenditures

For the remainder of 2025, newbuild capital expenditures are $1.1 billion and non-newbuild capital expenditures are $1.2 billion. These future capital expenditures will fluctuate with foreign currency movements relative to the U.S. Dollar. In addition, these figures do not include potential stage payments for ship orders that the company may place in the future.

Conference Call

The company has scheduled a conference call with analysts at 10:00 a.m. EDT (3:00 p.m. BST) today to discuss its earnings release. This call can be listened to live, and additional information including the company’s earnings presentation and debt maturities schedule, can be obtained via Carnival Corporation & plc’s website at www.carnivalcorp.com and www.carnivalplc.com.
Carnival Corporation & plc is the largest global cruise company, and among the largest leisure travel companies, with a portfolio of world-class cruise lines – AIDA Cruises, Carnival Cruise Line, Costa Cruises, Cunard, Holland America Line, P&O Cruises, Princess Cruises, and Seabourn.
Additional information can be found on www.carnivalcorp.com, www.aida.de, www.carnival.com, www.costacruises.com, www.cunard.com, www.hollandamerica.com, www.pocruises.com, www.princess.com and www.seabourn.com.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Jody Venturoni	Beth Roberts
+1 469 797 6380	+1 305 406 4832

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this document are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to us, including statements concerning future results, operations, strategy, outlooks, plans, goals, reputation, cash flows, liquidity and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts are statements that could be deemed forward-looking. These statements are based on current expectations, estimates, forecasts and projections about our business and the industry in which we operate and the beliefs and assumptions of our management. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “depends,” “expect,” “goal,” “aspiration,” “anticipate,” “forecast,” “project,” “future,” “intend,” “plan,” “estimate,” “target,” “indicate,” “outlook,” and similar expressions of future intent or the negative of such terms.

Forward-looking statements include, but are not limited to, statements that relate to our outlook and financial position, as well as, statements regarding:

•Pricing	•Adjusted EBITDA
•Booking levels	•Adjusted EBITDA per ALBD
•Occupancy	•Adjusted EBITDA margin
•Interest, tax and fuel expenses	•Adjusted earnings per share
•Currency exchange rates	•Net debt to adjusted EBITDA
•Goodwill, ship and trademark fair values	•Net yields
•Liquidity and credit ratings	•Adjusted cruise costs per ALBD
•Investment grade leverage metrics	•Adjusted cruise costs excluding fuel per ALBD
•Estimates of ship depreciable lives and residual values	•Adjusted ROIC
•Adjusted net income (loss)

Because forward-looking statements involve risks and uncertainties, there are many factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by our forward-looking statements. This note contains important cautionary statements of the known factors that we consider could materially affect the accuracy of our forward-looking statements and adversely affect our business, results of operations and financial position. These factors include, but are not limited to, the following:
•Events and conditions around the world, including geopolitical uncertainty, war and other military actions, pandemics, inflation, higher fuel prices, higher interest rates and other general concerns impacting the ability or desire of people to travel could lead to a decline in demand for cruises as well as have significant negative impacts on our financial condition and operations.
•Incidents concerning our ships, guests or the cruise industry may negatively impact the satisfaction of our guests and crew and lead to reputational damage.
•Changes in and non-compliance with laws and regulations under which we operate, such as those relating to health, environment, safety and security, data privacy and protection, anti-money laundering, anti-corruption, economic sanctions, trade protection, labor and employment, and tax may be costly and lead to litigation, enforcement actions, fines, penalties and reputational damage.
•Factors associated with climate change, including evolving and increasing regulations, increasing concerns about climate change and the shift in climate conscious consumerism and stakeholder scrutiny, and increasing frequency and/or severity of adverse weather conditions could have a material impact on our business.
•Inability to meet or achieve our targets, goals, aspirations, initiatives, and our public statements and disclosures regarding them, including those related to sustainability matters, may expose us to risks that may adversely impact our business.
•Cybersecurity incidents and data privacy breaches, as well as disruptions and other damages to our principal offices, information technology operations and system networks and failure to keep pace with developments in technology have adversely impacted and may in the future materially adversely impact our business operations, the satisfaction of our guests and crew and may lead to fines, penalties and reputational damage.
•The loss of key team members, our inability to recruit or retain qualified shoreside and shipboard team members and increased labor costs could have an adverse effect on our business and results of operations.
•Increases in fuel prices, changes in the types of fuel consumed and availability of fuel supply may adversely impact our scheduled itineraries and costs.

•We rely on suppliers who are integral to the operations of our businesses. These suppliers and service providers may be unable to deliver on their commitments, which could negatively impact our business.
•Fluctuations in foreign currency exchange rates may adversely impact our financial results.
•Overcapacity and competition in the cruise and land-based vacation industry may negatively impact our cruise sales, pricing and destination options.
•Inability to implement our shipbuilding programs and ship repairs, maintenance and refurbishments may adversely impact our business operations and the satisfaction of our guests.
•We require a significant amount of cash to service our debt and sustain our operations. Our ability to generate cash depends on many factors, including those beyond our control, and we may not be able to generate cash required to service our debt and sustain our operations.
•Our substantial debt could adversely affect our financial health and operating flexibility.

The ordering of the risk factors set forth above is not intended to reflect our indication of priority or likelihood. Additionally, many of these risks and uncertainties are currently, and in the future may continue to be, amplified by our substantial debt balance incurred during the pause of our guest cruise operations. There may be additional risks that we consider immaterial or which are unknown.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant stock exchange rules, we expressly disclaim any obligation to disseminate, after the date of this document, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

Forward-looking and other statements in this document may also address our sustainability progress, plans, and goals (including climate change- and environmental-related matters). In addition, historical, current, and forward-looking sustainability- and climate-related statements may be based on standards and tools for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions and predictions that are subject to change in the future and may not be generally shared.

CARNIVAL CORPORATION & PLC
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
(UNAUDITED)
(in millions, except per share data)

	Three Months Ended May 31,		Six Months Ended May 31,
	2025	2024	2025	2024
Revenues
Passenger ticket	$4,104	$3,754	$7,936	$7,370
Onboard and other	2,224	2,027	4,202	3,817
	6,328	5,781	12,139	11,187
Operating Expenses
Commissions, transportation and other	780	732	1,631	1,552
Onboard and other	671	628	1,271	1,178
Payroll and related	640	614	1,280	1,237
Fuel	468	525	933	1,030
Food	372	360	726	706
Other operating	955	938	1,813	1,800
Cruise and tour operating expenses	3,886	3,798	7,653	7,502
Selling and administrative	816	789	1,663	1,603
Depreciation and amortization	692	634	1,346	1,247
	5,394	5,221	10,662	10,352
Operating Income	934	560	1,477	836
Nonoperating Income (Expense)
Interest income	12	25	18	58
Interest expense, net of capitalized interest	(341)	(450)	(718)	(921)
Debt extinguishment and modification costs	(4)	(33)	(255)	(66)
Other income (expense), net	(20)	(7)	(12)	(25)
	(353)	(464)	(967)	(953)
Income (Loss) Before Income Taxes	582	96	510	(118)
Income Tax Expense, Net	(17)	(5)	(24)	(5)
Net Income (Loss)	$565	$92	$486	$(123)

Earnings Per Share
Basic	$0.43	$0.07	$0.37	$(0.10)
Diluted	$0.42	$0.07	$0.37	$(0.10)
Weighted-Average Shares Outstanding - Basic	1,312	1,267	1,310	1,265
Weighted-Average Shares Outstanding - Diluted	1,400	1,271	1,316	1,265

CARNIVAL CORPORATION & PLC
CONSOLIDATED BALANCE SHEETS
(UNAUDITED)
(in millions, except par values)

	May 31, 2025	November 30, 2024
ASSETS
Current Assets
Cash and cash equivalents	$2,146	$1,210
Trade and other receivables, net	569	590
Inventories	476	507
Prepaid expenses and other	1,158	1,070
Total current assets	4,349	3,378
Property and Equipment, Net	42,751	41,795
Operating Lease Right-of-Use Assets, Net	1,365	1,368
Goodwill	579	579
Other Intangibles	1,178	1,163
Other Assets	943	775
	$51,165	$49,057
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$1,392	$1,538
Current portion of operating lease liabilities	177	163
Accounts payable	1,198	1,133
Accrued liabilities and other	2,072	2,358
Customer deposits	8,082	6,425
Total current liabilities	12,920	11,617
Long-Term Debt	25,862	25,936
Long-Term Operating Lease Liabilities	1,217	1,239
Other Long-Term Liabilities	1,159	1,012

Shareholders’ Equity
Carnival Corporation common stock, $0.01 par value; 1,960 shares authorized; 1,298 shares issued at 2025 and 1,294 shares issued at 2024	13	13
Carnival plc ordinary shares, $1.66 par value; 217 shares issued at 2025 and 2024	361	361
Additional paid-in capital	17,208	17,155
Retained earnings	2,543	2,101
Accumulated other comprehensive income (loss)	(1,753)	(1,975)
Treasury stock, 131 shares at 2025 and 130 shares at 2024 of Carnival Corporation and 72 shares at 2025 and 73 shares at 2024 of Carnival plc, at cost	(8,364)	(8,404)
Total shareholders’ equity	10,007	9,251
	$51,165	$49,057

CARNIVAL CORPORATION & PLC
OTHER INFORMATION

OTHER BALANCE SHEET INFORMATION (in millions)	May 31, 2025	November 30, 2024
Liquidity (a)	$5,172	$4,155
Debt (current and long-term)	$27,254	$27,475
Customer deposits (current and long-term)	$8,530	$6,779

(a)As of May 31, 2025, includes $2.1 billion of cash and cash equivalents and $3.0 billion of borrowings available under the company’s Revolving Facility. In June 2025, the company entered into a $4.5 billion unsecured multi-currency revolving credit facility, which replaced its existing Revolving Facility, increasing its available liquidity by $1.5 billion.

	Three Months Ended May 31,		Six Months Ended May 31,
CASH FLOW INFORMATION (in millions)	2025	2024	2025	2024
Cash from operations (a)	$2,392	$2,040	$3,317	$3,807
Capital expenditures (Purchases of Property and Equipment)	$850	$1,318	$1,458	$3,457

(a)Cash from operations for the six months ended May 31, 2024 includes the release of $818 million of credit card reserve funds.

	Three Months Ended May 31,		Six Months Ended May 31,
STATISTICAL INFORMATION	2025	2024	2025	2024
Passenger cruise days (“PCDs”) (in millions) (a)	25.3	24.3	49.6	47.8
ALBDs (in millions) (b)	24.2	23.5	47.8	46.5
Occupancy percentage (c)	104%	104%	104%	103%
Passengers carried (in millions)	3.4	3.3	6.5	6.3

Fuel consumption in metric tons (in millions)	0.7	0.7	1.4	1.5
Fuel consumption in metric tons per thousand ALBDs	29.9	31.9	30.1	31.8
Fuel cost per metric ton consumed (excluding EUA)	$614	$684	$628	$685

Currencies (USD to 1)
AUD	$0.63	$0.66	$0.63	$0.66
CAD	$0.71	$0.73	$0.70	$0.74
EUR	$1.11	$1.08	$1.08	$1.08
GBP	$1.31	$1.26	$1.28	$1.26

Notes to Statistical Information

(a)PCD represents the number of cruise passengers on a voyage multiplied by the number of revenue-producing ship operating days for that voyage.

(b)ALBD is a standard measure of passenger capacity for the period that we use to approximate rate and capacity variances, based on consistently applied formulas that we use to perform analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

(c)Occupancy, in accordance with cruise industry practice, is calculated using a numerator of PCDs and a denominator of ALBDs, which assumes two passengers per cabin even though some cabins can accommodate three or more passengers. Percentages in excess of 100% indicate that on average more than two passengers occupied some cabins.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES

	Three Months Ended May 31,		Six Months Ended May 31,
(in millions, except per share data)	2025	2024	2025	2024
Net income (loss)	$565	$92	$486	$(123)
(Gains) losses on ship sales and impairments	(101)	—	(101)	—
Debt extinguishment and modification costs	4	33	255	66
Restructuring expenses	2	10	2	11
Other	—	—	—	—
Adjusted net income (loss)	$470	$134	$643	$(46)
Interest expense, net of capitalized interest	341	450	718	921
Interest income	(12)	(25)	(18)	(58)
Income tax expense, net	17	5	24	5
Depreciation and amortization	692	634	1,346	1,247
Adjusted EBITDA	$1,508	$1,197	$2,713	$2,068

Earnings per share - diluted (a)	$0.42	$0.07	$0.37	$(0.10)
Weighted-average shares outstanding - diluted (a)	1,400	1,271	1,316	1,265

Adjusted earnings per share - diluted (b)	$0.35	$0.11	$0.48	$(0.04)
Adjusted weighted-average shares outstanding - diluted (b)	1,400	1,271	1,400	1,265

(See Non-GAAP Financial Measures)

(a) Diluted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million for the three months ended May 31, 2025. The company’s convertible notes were antidilutive to the six months ended May 31, 2025 and the three and six months ended, May 31, 2024, earnings per share and therefore were not included in the calculations of diluted earnings per share.

(b) Diluted adjusted earnings per share includes the add-back of dilutive interest expense related to the company’s convertible notes of $18 million and $35 million for the three and six months ended May 31, 2025. The company’s convertible notes were antidilutive to the three and six months ended May 31, 2024 and therefore were not included in the calculations of diluted adjusted earnings per share.

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Gross margin yields and net yields were computed by dividing the gross margin and adjusted gross margin by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except yields data)	2025	2025 Constant Currency	2024	2025	2025 Constant Currency	2024
Total revenues	$6,328		$5,781	$12,139		$11,187
Less: Cruise and tour operating expenses	(3,886)		(3,798)	(7,653)		(7,502)
Depreciation and amortization	(692)		(634)	(1,346)		(1,247)
Gross margin	1,750		1,350	3,140		2,438
Less: Tour and other revenues	(31)		(37)	(33)		(41)
Add: Payroll and related	640		614	1,280		1,237
Fuel	468		525	933		1,030
Food	372		360	726		706
Ship and other impairments	—		—	—		—
Other operating	955		938	1,813		1,800
Depreciation and amortization	692		634	1,346		1,247
Adjusted gross margin	$4,846	$4,810	$4,384	$9,204	$9,245	$8,416

ALBDs	24.2	24.2	23.5	47.8	47.8	46.5

Gross margin yields (per ALBD)	$72.25		$57.45	$65.71		$52.45
Net yields (per ALBD)	$200.07	$198.58	$186.60	$192.61	$193.46	$181.04

(See Non-GAAP Financial Measures)

CARNIVAL CORPORATION & PLC
NON-GAAP FINANCIAL MEASURES (CONTINUED)

Cruise costs per ALBD, adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD were computed by dividing cruise costs, adjusted cruise costs and adjusted cruise costs excluding fuel by ALBDs as follows:

	Three Months Ended May 31,			Six Months Ended May 31,
(in millions, except costs per ALBD data)	2025	2025 Constant Currency	2024	2025	2025 Constant Currency	2024
Cruise and tour operating expenses	$3,886		$3,798	$7,653		$7,502
Selling and administrative expenses	816		789	1,663		1,603
Less: Tour and other expenses	(37)		(49)	(56)		(69)
Cruise costs	4,665		4,538	9,260		9,036
Less: Commissions, transportation and other	(780)		(732)	(1,631)		(1,552)
Onboard and other costs	(671)		(628)	(1,271)		(1,178)
Gains (losses) on ship sales and impairments	101		—	101		—
Restructuring expenses	(2)		(10)	(2)		(11)
Other	—		—	—		—
Adjusted cruise costs	3,312	3,286	3,167	6,458	6,467	6,296
Less: Fuel	(468)	(467)	(525)	(933)	(933)	(1,030)
Adjusted cruise costs excluding fuel	$2,845	$2,819	$2,642	$5,525	$5,535	$5,266

ALBDs	24.2	24.2	23.5	47.8	47.8	46.5

Cruise costs per ALBD	$192.61		$193.16	$193.78		$194.37
Adjusted cruise costs per ALBD	$136.75	$135.68	$134.83	$135.14	$135.34	$135.42
Adjusted cruise costs excluding fuel per ALBD	$117.45	$116.39	$112.46	$115.62	$115.82	$113.27

(See Non-GAAP Financial Measures)

Non-GAAP Financial Measures

We use non-GAAP financial measures and they are provided along with their most comparative U.S. GAAP financial measure:

Non-GAAP Measure	U.S. GAAP Measure	Use Non-GAAP Measure to Assess
•Adjusted net income (loss), adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin	•Net income (loss)	•Company Performance
•Adjusted earnings per share	•Earnings per share	•Company Performance
•Net debt to adjusted EBITDA	—	•Company Leverage
•Net yields	•Gross margin yields	•Cruise Segments Performance
•Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD	•Gross cruise costs per ALBD	•Cruise Segments Performance
•Adjusted ROIC	—	•Company Performance

The presentation of our non-GAAP financial information is not intended to be considered in isolation from, as a substitute for, or superior to the financial information prepared in accordance with U.S. GAAP. It is possible that our non-GAAP financial measures may not be exactly comparable to the like-kind information presented by other companies, which is a potential risk associated with using these measures to compare us to other companies.

Adjusted net income (loss) and adjusted earnings per share provide additional information to us and investors about our future earnings performance by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance. We believe that gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other gains and losses are not part of our core operating business and are not an indication of our future earnings performance.

Adjusted EBITDA, adjusted EBITDA per ALBD and adjusted EBITDA margin provide additional information to us and investors about our core operating profitability, including on a per ALBD basis, by excluding certain gains, losses and expenses that we believe are not part of our core operating business and are not an indication of our future earnings performance as well as excluding interest, taxes and depreciation and amortization. In addition, we believe that the presentation of adjusted EBITDA provides additional information to us and investors about our ability to operate our business in compliance with the covenants set forth in our debt agreements. We define adjusted EBITDA as adjusted net income (loss) adjusted for (i) interest, (ii) taxes and (iii) depreciation and amortization. There are material limitations to using adjusted EBITDA. Adjusted EBITDA does not take into account certain significant items that directly affect our net income (loss). These limitations are best addressed by considering the economic effects of the excluded items independently and by considering adjusted EBITDA in conjunction with net income (loss) as calculated in accordance with U.S. GAAP. We define adjusted EBITDA margin as adjusted EBITDA divided by total revenues.

Net debt to adjusted EBITDA provides additional information to us and investors about our overall leverage. We define net debt to adjusted EBITDA as total debt less cash and cash equivalents excluding a minimum cash balance divided by twelve-month adjusted EBITDA.

Net yields enable us and investors to measure the performance of our cruise segments on a per ALBD basis. We use adjusted gross margin rather than gross margin to calculate net yields. We believe that adjusted gross margin is a more meaningful measure in determining net yields than gross margin because it reflects the cruise revenues earned net of only our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees.

Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD enable us and investors to separate the impact of predictable capacity or ALBD changes from price and other changes that affect our business. We believe these non-GAAP measures provide useful information to us and investors and expanded insight to measure our cost performance. Adjusted cruise costs per ALBD and adjusted cruise costs excluding fuel per ALBD are the measures we use to monitor our ability to control our cruise segments’ costs rather than cruise costs per ALBD. We exclude gains and losses on ship sales, impairment charges, restructuring costs and certain other gains and losses that we believe are not part of our core operating business as well as excluding our most significant variable costs, which are travel agent commissions, cost of air and other transportation, certain other costs that are directly associated with onboard and other revenues and credit and debit card fees. We exclude fuel expense to calculate adjusted cruise costs excluding fuel. The price of fuel, over which we have no control, impacts the comparability of period-to-period cost performance. The adjustment to exclude fuel provides us and investors with supplemental information to understand and assess the company’s non-fuel adjusted cruise cost performance. Substantially all of our adjusted cruise costs excluding fuel are largely fixed, except for the impact of changing prices once the number of ALBDs has been determined.

Adjusted ROIC provides additional information to us and investors about our operating performance relative to the capital we have invested in the company. We define adjusted ROIC as the twelve-month adjusted net income (loss) before interest expense and interest income divided by the monthly average of debt plus equity minus construction-in-progress, excess cash, goodwill and intangibles.

Reconciliation of Forecasted Data

We have not provided a reconciliation of forecasted non-GAAP financial measures to the most comparable U.S. GAAP financial measures because preparation of meaningful U.S. GAAP forecasts would require unreasonable effort. We are unable to predict, without unreasonable effort, the future movement of foreign exchange rates and fuel prices. We are unable to determine the future impact of gains and losses on ship sales, impairment charges, debt extinguishment and modification costs, restructuring costs and certain other non-core gains and losses.

Constant Currency

Our operations primarily utilize the U.S. dollar, Australian dollar, euro and sterling as functional currencies to measure results and financial condition. Functional currencies other than the U.S. dollar subject us to foreign currency translational risk. Our operations also have revenues and expenses that are in currencies other than their functional currency, which subject us to foreign currency transactional risk.

Constant currency reporting removes the impact of changes in exchange rates on the translation of our operations plus the transactional impact of changes in exchange rates from revenues and expenses that are denominated in a currency other than the functional currency.

We report adjusted gross margin, net yields, adjusted cruise costs excluding fuel and adjusted cruise costs excluding fuel per ALBD on a “constant currency” basis assuming the current periods’ currency exchange rates have remained constant with the prior periods’ rates. These metrics facilitate a comparative view for the changes in our business in an environment with fluctuating exchange rates.

Examples:

•The translation of our operations with functional currencies other than U.S. dollar to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies.

•Our operations have revenue and expense transactions in currencies other than their functional currency. If their functional currency strengthens against these other currencies, it reduces the functional currency revenues and expenses. If the functional currency weakens against these other currencies, it increases the functional currency revenues and expenses.